EXHIBIT 4.2

EXECUTION COPY

FOURTH AMENDMENT dated as of November 18, 2003 (this “Amendment”), to (A) the CREDIT AGREEMENT dated as of June 18, 2001 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MILLENNIUM AMERICA INC., a Delaware corporation (“Millennium America”); MILLENNIUM INORGANIC CHEMICALS LIMITED, a corporation organized under the laws of England (“MICL”); the other BORROWING SUBSIDIARIES from time to time party thereto; MILLENNIUM CHEMICALS INC., a Delaware corporation (“Millennium”), as Guarantor; the lenders from time to time party thereto (the “Lenders”); the Issuing Banks from time to time party thereto; BANK OF AMERICA, N.A., as Syndication Agent; and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), (B) the SECURITY AGREEMENT referred to in the Credit Agreement and (C) the PLEDGE AGREEMENT referred to in the Credit Agreement.

WHEREAS, Millennium, Millennium America and MICL have requested that certain provisions of the Credit Agreement be modified in the manner provided in this Amendment, and the undersigned Lenders are willing to agree to such modifications on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Millennium, Millennium America, MICL and the undersigned Lenders, constituting at least the Required Lenders, hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement as amended hereby.

SECTION 2. Amendments to Section 1.01. Section 1.01 of the Credit Agreement is amended as follows:

(a) The following new definitions are inserted in the appropriate alphabetical order therein:

‘“Designated Asset Sale’ shall mean any Asset Sale involving, in whole or in part, the sale, transfer or other disposition by Millennium or any Domestic Subsidiary of (i) any Equity Interests in Equistar or (ii) any Inventory or Accounts Receivable of Millennium or any Domestic Subsidiary (other than Inventory or Accounts Receivable sold as part of a sale of a related Subsidiary or business unit permitted under this Agreement). Capitalized terms used in this definition and not defined elsewhere in this Agreement are used with the meanings assigned to them in the Security Agreement.

‘Designated Prepayment Provisions’ shall mean (a) the requirements with respect to prepayments of Millennium America’s 9-1/4% Senior Notes due 2008 set forth in Section 4.06 of the Senior Unsecured Note Indenture, (b) provisions in instruments governing Indebtedness requiring Millennium or any Subsidiary to apply or offer to apply proceeds of sales of assets (including subsidiary stock) or issuances of Indebtedness to the prepayment, redemption, repurchase or defeasance of such Indebtedness if such proceeds are not applied within a specified period to prepay Indebtedness (including the Revolving Loans) or to purchase assets to be used in the business of the Millennium and the Subsidiaries, or (c) provisions in instruments governing Indebtedness convertible into shares of common stock of Millennium requiring the prepayment, redemption, repurchase or defeasance of such convertible Indebtedness in the event that the common stock of Millennium is not listed for trading on a national securities exchange or approved for listing on the NASDAQ National Market system or any similar system and no American depository shares or similar instruments for such common stock are so listed or approved for listing in the United States.

‘Fourth Amendment Effective Date’ shall mean the Amendment Effective Date, as such term is defined in the Fourth Amendment dated as of November 18, 2003, to this Agreement.

‘Junior Indebtedness’ shall mean, at any time, Indebtedness of Millennium or Millennium America that (a) does not mature, and is not required to be prepaid, redeemed, repurchased or defeased (other than under Designated Prepayment Provisions), prior to the Revolving Maturity Date, whether on one or more scheduled dates or upon the happening of one or more events (other than events of default, change of control events, liquidations, mergers or consolidations involving Millennium or Millennium America), (b) does not have the benefit of covenants or events of default more restrictive than those contained in the Senior Unsecured Note Indenture, (c) is not secured, directly or indirectly, by any Lien on any asset or property of Millennium or any Subsidiary other than through set-off rights arising under applicable law or customary provisions in agreements relating to unsecured Indebtedness and (d) is not Guaranteed by any Subsidiary other than Millennium America.

‘Senior Secured Indebtedness’ shall mean, at any time, the sum of (a) Total Indebtedness at such time (but determined without giving effect to the proviso in the definition of such term) and (b) the undrawn face amount of, and the unreimbursed amounts of all drawings under, letters of credit issued for the account of Millennium or any Subsidiary, minus, to the extent included therein, the principal amount of any Junior Indebtedness.

‘Senior Secured Leverage Ratio’ shall mean, at any time, the ratio of (a) Senior Secured Indebtedness at such time to (b) EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 5.05(a) or (b), all as determined on a consolidated basis in accordance with GAAP.”

(b) The definition of the term “Applicable Rate” is amended as follows:

(i) by replacing the Revolving Loan pricing table therein with the following pricing table:

Revolving Loan

Category	Leverage Ratio	LIBOR/NIBOR Margin	ABR Margin	Facility Fee

1	Less than or equal to 2.5	1.000%	0%	0.250%

2	Greater than 2.5 and less than or equal to 3.0	1.200%	0.200%	0.300%

3	Greater than 3.0 and less than or equal to 3.5	1.350%	0.350%	0.400%

4	Greater than 3.5 and less than or equal to 4.0	1.500%	0.500%	0.500%

5	Greater than 4.0 and less than or equal to 4.5	2.000%	1.000%	0.500%

6	Greater than 4.5	2.250%	1.250%	0.500%

(ii) by replacing the words “Category 5” in the final sentence thereof with the words “Category 6”.

(c) The definition of “EBITDA” is amended and restated as follows:

‘“EBITDA’ shall mean, with respect to Millennium and its Subsidiaries for any period, Operating Income plus, to the extent subtracted in determining Operating Income, (a) amortization, depreciation and depletion, (b) non-cash compensation expense (including deferred compensation expense), all determined on a consolidated basis, and (c) solely for purposes of determining compliance with Sections 6.11 and 6.12 hereof, but not for any other purpose, (i) up to $30,000,000 of nonrecurring charges recorded in the fiscal year ending December 31, 2001, (ii) nonrecurring cash charges recorded after December 31, 2001 not to exceed $50,000,000 recorded in any fiscal year or $75,000,000 in the aggregate, (iii) nonrecurring noncash charges, in each case for write-offs of goodwill of Millennium or Equistar or plant or office closures or asset impairment charges, (iv) nonrecurring noncash charges resulting from increases in reserves relating to environmental liabilities and remediation costs associated with the Borrowers’ Allied Paper/Kalamazoo River

Superfund site; provided, that (A) the charges added in the computation of EBITDA pursuant to this subclause (iv) for all periods will not exceed $25,000,000 in the aggregate and (B) any cash expenditures related to charges added in the computation of EBITDA pursuant to this subclause (iv) will be subtracted in determining EBITDA for the periods in which such expenditures are made.”

(d) The definition of the term “Equistar Guarantee” therein is deleted in its entirety.

(e) The definition of the term “Indebtedness” therein is amended by deleting the text thereof after the words “all Guarantees of such person”.

(f) The definition of “Net Interest Expense” is amended by inserting a comma in place of the word “and” at the end of clause (b)(i) therein and inserting the following new clause (b)(iii) immediately following clause (b)(ii) therein:

“and (iii) any noncash interest expense required as a result of any change in GAAP to be accrued in connection with any convertible Indebtedness of the Borrowers”.

SECTION 3. Amendments to Article II. Article II of the Credit Agreement is hereby amended as follows:

(a) Section 2.12 is amended by redesignating paragraph (c) therein as paragraph (d) and inserting the following new paragraph (c) immediately following paragraph (b):

“(c) In the event and on each occasion that Millennium or any Domestic Subsidiary shall receive, on or after the Fourth Amendment Effective Date, Net Cash Proceeds from any Asset Sale at a time when the Leverage Ratio, determined as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.05(a) or (b), shall be equal to or greater than 3.75 to 1.00, the Revolving Commitments shall be automatically reduced by an amount equal to (i) 50% of the amount of such aggregate Net Cash Proceeds received from any Asset Sale not constituting a Designated Asset Sale, or (ii) 100% of such aggregate Net Cash Proceeds received from any Designated Asset Sale; provided, that the Commitments shall not be required to be reduced under clause (i) above in respect of any Asset Sale not constituting a Designated Asset Sale in which the Net Cash Proceeds received do not exceed $100,000,000 minus the aggregate Net Cash Proceeds received in all prior Asset Sales that are not Designated Asset Sales.”

(b) Section 2.12 is further amended by inserting at the end thereof the following new paragraph (e):

“(e) If after giving effect to any reduction of the Revolving Commitments pursuant paragraph (c) above or pursuant to Section 2.14(d) and any related prepayments required under Section 2.14 the aggregate Revolving Exposures shall exceed the aggregate Revolving Commitments, the Borrowers shall deposit cash in an amount equal to such excess with the Administrative Agent, and any cash so deposited shall be held and applied in accordance with the provisions of Section 2.05(k) but, so long as no Event of Default shall exist, shall be released to the Borrowers at any time if and to the extent that, after giving effect to such release, the aggregate Revolving Credit Exposures would not exceed the sum of the aggregate Commitments and the amount of cash remaining on deposit with the Administrative Agent under this sentence.”

(c) Section 2.14(c) is amended to read as follows:

“(c) In the event and on each occasion that Millennium or any Domestic Subsidiary shall receive Net Cash Proceeds from any Asset Sale at a time when the Leverage Ratio, determined as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.05(a) or (b), shall be equal to or greater than 3.75 to 1.00, the Borrowers shall prepay outstanding Revolving Loans in an amount equal to the lesser of (i) 100% of such Net Cash Proceeds and (ii) the aggregate outstanding principal amount of Revolving Loans.”

(d) Section 2.14 is further amended by redesignating paragraph (d) as paragraph (e) and inserting the following new paragraph (d):

“(d) If (i) under the terms of any agreement or instrument governing Junior Indebtedness, Millennium or any Subsidiary is required to apply or offer to apply proceeds of any sales of assets or issuances of Indebtedness to prepay, redeem, repurchase or defease such Junior Indebtedness in the event such proceeds are not applied within a prescribed period to one or more other permitted uses (“Alternate Permitted Uses”) and (ii) such Alternate Permitted Uses would include the prepayment of Revolving Loans, then the Borrower shall within such prescribed period either (A) apply such Net Cash Proceeds to an Alternate Permitted Use not involving the prepayment of Indebtedness or (B) reduce the Revolving Commitments and prepay the Revolving Loans in an amount equal to such Net Cash Proceeds, in each case to the extent necessary in order that neither Millennium nor any Subsidiary will be required to be prepay, redeem, repurchase or defease such Junior Indebtedness.”

SECTION 4. Amendments to Article VI. Article VI of the Credit Agreement is amended as follows:

(a) Section 6.01(j) is amended to read as follows:

“(j) Liens on accounts receivable deemed to arise in connection with any Securitization Transaction existing prior to the Fourth Amendment Effective Date, to the extent the sale of accounts receivable pursuant to such Securitization Transaction has been permanently terminated;”

(b) Section 6.01(p) is amended (i) by replacing the parenthetical therein with “(other than Collateral or any manufacturing or production facility)”, and (ii) by deleting “US$50,000,000” and substituting therefor “US$25,000,000”.

(c) Section 6.03(d) is amended by deleting “US$50,000,000” and substituting therefor “US$25,000,000”.

(d) Section 6.03(e) is amended by deleting “US$150,000,000” and substituting therefor “US$100,000,000”.

(e) Section 6.05(c) is hereby amended and restated as follows:

“(c) Sell, lease, transfer or assign to any person (other than to Millennium or a Subsidiary) or otherwise dispose of assets (other than loans or exchanges of inventory, spare parts and equipment in the ordinary course of business), whether now owned or hereafter acquired, other than for consideration at least 75% of which consists of cash or cash equivalents. For purposes of this Section 6.05(c), cash shall be deemed to include securities received by Millennium or any Restricted Subsidiary (as defined in the Indenture) from the transferee that are converted, sold or exchanged within 30 days of receipt by Millennium or such Restricted Subsidiary into cash to the extent of the cash received.”

(f) Section 6.07(b)(iii) is amended to read as follows:

“(iii) so long as no Default or Event of Default shall have occurred and be continuing, voluntary prepayments or redemptions of (A) Indebtedness of Millennium or any Subsidiary owed to Millennium or any other Subsidiary, (B) other Indebtedness of Foreign Subsidiaries in an aggregate principal amount after the Fourth Amendment Effective Date not to exceed $25,000,000, (C) other Indebtedness of Domestic Subsidiaries in an aggregate principal amount after the Fourth Amendment Effective Date not to exceed $5,000,000.”

(g) Section 6.10 is amended to read as follows:

“SECTION 6.10. [Intentionally Deleted].”

(h) Section 6.11 is amended to read as follows:

“SECTION 6.11. Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio of Millennium and its Subsidiaries on a

consolidated basis at any time during any period set forth below to be in excess of the ratio set forth below opposite such period:

Period	Ratio
July 1, 2003 through December 31, 2004	1.25 to 1.00

January 1, 2005 and thereafter	1.00 to 1.00

(i) Section 6.12 is amended to read as follows:

“SECTION 6.12. Interest Coverage Ratio. Permit the Interest Coverage Ratio of Millennium and its Subsidiaries for any period of four consecutive fiscal quarters ending during a period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
July 1, 2003 through September 30, 2003	1.60 to 1.00

October 1, 2003 through June 30, 2004	1.35 to 1.00

July 1, 2004 through September 30, 2004	1.40 to 1.00

October 1, 2004 through December 31, 2004	1.50 to 1.00

January 1, 2005 and thereafter	1.75 to 1.00

SECTION 5. Amendment to Article VII. Article VII of the Credit Agreement is hereby amended by deleting the words “to accelerate, or to permit the holder or obligee of any Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate” in paragraph (g)(i) therein and substituting therefor the following:

“to accelerate or require the prepayment, redemption, repurchase or defeasance of, or permit the holder or obligee of any Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate or require the prepayment, redemption, repurchase or defeasance of”.

SECTION 6. Amendment to Article X. Article X of the Credit Agreement is hereby amended by adding the following new Sections 10.15 and 10.16 at the end thereof:

“SECTION 10.15. Covenant Defeasance. If at any time (i) the Commitments hereunder have been terminated, (ii) no Loans are then outstanding, (iii) all Fees or any other expenses or amounts payable under this Agreement have been paid in full and (iv) the Borrowers have deposited cash with the Administrative Agent pursuant to Section 2.12 of this Agreement in an amount at least equal to the LC Exposure at such time, then Millennium shall not be required to comply with the covenants contained in Article VI of this Agreement.

SECTION 10.16. Confidentiality. Notwithstanding anything in this Agreement or in any Loan Document to the contrary, any person subject to confidentiality obligations under this Agreement or under any Loan Document (and any employee, representative or other agent of such person) may disclose to any and all persons, without limitation of any kind, such person’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement or by any Loan Document relating to such person and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.”

SECTION 7. Reduction of Revolving Commitments. At the time the amendments provided for in Sections 2 through 6 become effective in accordance with Section 11, the Revolving Commitments will be permanently reduced by $25,000,000 pursuant to Section 2.12(b) (it being agreed that the notice required by Section 2.12(b) in connection with such reduction will be deemed for all purposes to have been timely given).

SECTION 8. Amendments to Other Loan Documents. The Security Documents are hereby amended as follows:

(a) The Security Agreement dated as of June 18, 2001 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among Millennium America, Millennium, the Subsidiary Grantors listed on Schedule I thereto or becoming a Subsidiary Grantor pursuant to Section 7.15 thereof, and JPMorgan Chase Bank, as Collateral Agent, is hereby amended by making the following changes in the second paragraph after the heading thereof:

(i) Deleting the words “and (iii)” in clause (a) therein and substituting therefor the following:

“, (iii) all Cash Management Obligations of Millennium or any Subsidiary to any Lender (or any Affiliate of a Lender) and (iv)”.

(ii) Amending and restating clause (b) therein to read as follows:

“(b) the due and punctual payment of all obligations of Millennium or any Subsidiary under each Hedging Agreement (I) entered into prior to the Amendment Effective Date (as such term is defined in the Fourth Amendment dated as of November 18, 2003, to the Credit Agreement) with a counterparty that is a Lender (or an Affiliate of a Lender) on the Amendment Effective Date or (II) entered into on or after the Amendment Effective Date with a counterparty that is a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement is entered into”.

(b) The Security Agreement is hereby further amended as follows:

(i) Section 1.02 thereof is amended by inserting the following new definition in the appropriate alphabetical order therein:

‘“Cash Management Obligation’ shall mean, as applied to any person, any direct or indirect liability, contingent or otherwise, of such person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.”

(ii) Section 2.01 thereof is amended by inserting the following at the end of the first sentence therein:

“; provided, that to the extent that any Cash Management Obligation constitutes ‘Debt’ (as such term is defined in the Indenture) or ‘Indebtedness’ (as such term is defined in the Senior Unsecured Note Indenture), such Cash Management Obligation will be secured by any Restricted Property (as such term is defined in the Indenture and the Senior Unsecured Note Indenture) included in the Collateral only to the extent that the securing of such Cash Management Obligation with such Restricted Property would not result in a violation of Section 1007 of the Indenture or Section 4.14 of the Senior Unsecured Note Indenture, respectively”.

(c) The Pledge Agreement dated as of June 18, 2001 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among Millennium America, Millennium, each of the Subsidiary Pledgors listed on Schedule I thereto, and JPMorgan Chase Bank, as Collateral Agent, is hereby amended by making the following changes in recital paragraph C therein:

(i) Deleting the words “and (iii)” in clause (a) therein and substituting therefor the following:

“, (iii) all Cash Management Obligations of Millennium or any Subsidiary to any Lender (or any Affiliate of a Lender) and (iv)”.

(ii) Amending and restating clause (b) therein as follows:

“(b) the due and punctual payment of all obligations of Millennium or any Subsidiary under each Hedging Agreement (I) entered into prior to the Amendment Effective Date (as such term is defined in the Fourth Amendment dated as of November 18, 2003, to the Credit Agreement) with a counterparty that is a Lender (or an Affiliate of a Lender) on the Amendment Effective Date or (II) entered into on or after the Amendment

Effective Date with a counterparty that is a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement is entered into”.

(d) The Pledge Agreement is hereby further amended as follows:

(i) Recital B thereof is amended by inserting the following new definition in the appropriate alphabetical order therein:

‘“Cash Management Obligation’ shall mean, as applied to any person, any direct or indirect liability, contingent or otherwise, of such person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.”

(ii) Section 1 thereof is amended by inserting the following at the end of the first sentence therein:

“; provided, that to the extent that any Cash Management Obligation constitutes ‘Debt’ (as such term is defined in the Indenture) or ‘Indebtedness’ (as such term is defined in the Senior Unsecured Note Indenture), such Cash Management Obligation will be secured by any Restricted Property (as such term is defined in the Indenture and the Senior Unsecured Note Indenture) included in the Collateral only to the extent that the securing of such Cash Management Obligation with such Restricted Property would not result in a violation of Section 1007 of the Indenture or Section 4.14 of the Senior Unsecured Note Indenture, respectively”.

SECTION 9. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Millennium, Millennium America, MICL, each of the Grantors (as defined in the Security Agreement) and each of the Pledgors (as defined in the Pledge Agreement) represent and warrant that, after giving effect to this Amendment:

(a) The representations and warranties set forth in Article III of the Credit Agreement, as amended by this Amendment, are true and correct on and as of the date of this Amendment, with all references to “this Agreement” being deemed to refer to the Credit Agreement as amended by this Amendment;

(b) No Default or Event of Default has occurred and is continuing; and

(c) This Amendment has been duly executed and delivered by Millennium, Millennium America, MICL, each of the Grantors and each of the Pledgors and each of this Amendment, the Credit Agreement as amended hereby, the Security Agreement as amended hereby and the Pledge Agreement as amended hereby constitutes a legal, valid and binding obligation of each of Millennium, Millennium America, MICL, the Grantors and the Pledgors, as applicable, enforceable against each of them in accordance with its terms.

SECTION 10. Amendment Fee. Millennium America agrees to pay to the Administrative Agent, for the account of each Lender that shall have executed and delivered to the Administrative Agent (or its counsel) a counterpart of this Amendment at or prior to 5:00 p.m., New York City time, on November 17, 2003, a nonrefundable amendment fee (the “Amendment Fee”) equal to 0.25% of the sum of such Lender’s Revolving Commitment (whether used or unused) and the principal amount of such Lender’s outstanding Term Loans, in each case as of the Amendment Effective Date after giving effect to any reductions of the Revolving Commitments or prepayments of Term Loans made on the Amendment Effective Date. The Amendment Fee shall be payable on the Amendment Effective Date in immediately available funds.

SECTION 11. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of the condition set forth in paragraph (a) below; provided that the amendments set forth in Sections 2 through 6 shall become effective only upon the satisfaction, on a date (the “Amendment Effective Date”) on or prior to December 31, 2003, of each of the conditions set forth below (and failing such satisfaction by such date, such amendments and such consent shall cease to be of any further force or effect):

(a) The Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of (i) Millennium, (ii) Millennium America, (iii) MICL, (iv) each of the Grantors, (v) each of the Pledgors and (vi) the Required Lenders.

(b) Millennium shall have issued and sold senior unsecured notes constituting Junior Indebtedness for gross cash proceeds of not less than $110,000,000 (the “Note Issuance”), and shall have (i) prepaid in full the outstanding Term Loans, together with accrued and unpaid interest thereon, (ii) permanently terminated the sale of accounts receivable pursuant to all existing Securitization Transactions and (iii) prepaid outstanding Revolving Loans (to the extent of the net proceeds that will remain after the prepayment of the Term Loans and the termination of the Securitization Transactions), together with accrued and unpaid interest thereon. All proceeds of the Note Issuance or other amounts transferred to Foreign Subsidiaries in connection with the termination of the Securitization Transactions shall have been so transferred in the form of loans evidenced by promissory notes of the applicable Foreign Subsidiaries, and such promissory notes shall have been pledged to the Lenders in satisfaction of the Collateral Requirement.

(c) The Administrative Agent shall have received the Amendment Fees payable to the Lenders under Section 10.

SECTION 12. Effect of Amendment. On and after the Amendment Effective Date, each reference in the Credit Agreement, the Security Agreement and the Pledge Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, “hereto” or any word or phrase of like import shall mean and be a reference to the Credit Agreement as amended hereby, the Security Agreement as amended hereby or the Pledge Agreement as amended hereby, respectively. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders under the Credit Agreement, the Security Agreement, the Pledge Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, the Security Agreement, the Pledge Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Millennium, Millennium America or MICL to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, the Security Agreement or the Pledge Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement, the Security Agreement and the Pledge Agreement specifically referred to herein.

SECTION 13. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 14. APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 15. Headings. Section headings used herein are for convenience of reference only, are not part of, and are not to be taken into consideration in interpreting, this Amendment.

SECTION 16. Expenses. Millennium America shall reimburse the Administrative Agent for its expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP.

IN WITNESS WHEREOF, Millennium, Millennium America, MICL, the Subsidiary Grantors, the Subsidiary Pledgors, the Administrative Agent and the undersigned Lenders have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

MILLENNIUM CHEMICALS INC.,

By	/S/ JOHN E. LUSHEFSKI

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM AMERICA INC.,

By	/S/ JOHN E. LUSHEFSKI

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM INORGANIC CHEMICALS LIMITED,

By	/S/ JOHN E. LUSHEFSKI

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM AMERICA HOLDINGS INC.,

By	/S/ JOHN E. LUSHEFSKI

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM US OP CO, LLC,

By	/S/ JOHN E. LUSHEFSKI

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM PETROCHEMICALS INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM INORGANIC CHEMICALS INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM SPECIALTY CHEMICALS INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM METHANOL GP INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM METHANOL LP INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM PETROCHEMICALS GP LLC,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM PETROCHEMICALS LP LLC,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM HOLDINGS, LLC,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MHC INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

HOISU, LTD.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

SUBURBAN PROPANE GP, INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM DNC PARTNERS,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM WORLDWIDE HOLDINGS I INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM WORLDWIDE HOLDINGS II INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

USI CHEMICALS INTERNATIONAL, INC.,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM OPTYXX I LLC,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

MILLENNIUM OPTYXX II LLC,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

OPTYXX LLC,

By	/s/ John E. Lushefski

Name: John E. Lushefski Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, individually and as Administrative Agent and as Collateral Agent,

By	/s/ Peter A. Dedousis

Name: Peter A. Dedousis Title: Managing Director

To Approve the Fourth Amendment dated as of November 18, 2003 to the Credit Agreement dated as of June 18, 2001, among Millennium America Inc., Millennium Inorganic Chemicals Limited, the other Borrowing Subsidiaries from time to time party thereto, Millennium Chemicals Inc., as Guarantor, the Lenders party thereto, the Issuing Banks party thereto, Bank of America, N.A., as Syndication Agent and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent

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